Exhibit 99.2

Lexeo Therapeutics Announces Oversubscribed $95.0 Million Equity Financing

Lexeo extends runway into 2027 with private placement co-led by Braidwell LP and Adage Capital Partners LP, with participation from new and existing investors including RA Capital Management, Surveyor Capital (a Citadel company), Eventide Asset Management and Novo Holdings A/S.

NEW YORK – March 11, 2024 (GLOBE NEWSWIRE) – Lexeo Therapeutics, Inc. (Nasdaq: LXEO), a clinical stage genetic medicine company dedicated to pioneering treatments for genetically defined cardiovascular diseases and APOE4-associated Alzheimer’s disease, today announced it has entered into a common stock purchase agreement with a select group of institutional and healthcare accredited investors to issue and sell an aggregate of 6,278,905 shares of its common stock (“Common Stock”) at a price of $15.13 per share, in a private placement. Lexeo anticipates the gross proceeds from the private placement to be approximately $95.0 million, before deducting any offering related expenses. The financing is expected to close on March 13, 2024, subject to customary closing conditions.

The private placement was co-led by Braidwell LP and Adage Capital Partners LP and with participation by new and existing investors, including RA Capital Management, Surveyor Capital (a Citadel company), Eventide Asset Management and Novo Holdings A/S.

J.P. Morgan and Leerink Partners acted as co-lead placement agents for the transaction. Stifel also acted as co-placement agent.

Lexeo intends to use net proceeds from the financing to fund advancement of ongoing clinical stage programs, and for working capital and general corporate purposes. The proceeds from this financing, combined with current cash, cash equivalents and marketable securities are expected to fund Lexeo’s operating and capital expenditures into 2027.

The shares of Common Stock to be sold in this financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Concurrently with the execution of the common stock purchase agreement, Lexeo and the investors entered into a registration rights agreement pursuant to which the company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of Common Stock sold in the private placement. Any offering of the Company’s Common Stock under the resale registration statement will only be made by means of a prospectus.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Company’s Common Stock, nor shall there be any offer, solicitation, or sale of the Company’s Common Stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The private placement is being conducted in accordance with applicable Nasdaq rules and was priced to satisfy the “Minimum Price” requirement (as defined in the Nasdaq rules).

About Lexeo Therapeutics

Lexeo Therapeutics is a New York City-based, clinical stage genetic medicine company dedicated to transforming healthcare by applying pioneering science to fundamentally change how genetically defined cardiovascular diseases and APOE4-associated Alzheimer’s disease are treated. Using a stepwise development approach, Lexeo is leveraging early proof-of-concept functional and biomarker data to advance a pipeline of cardiovascular and APOE4-associated Alzheimer’s disease programs.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations and plans regarding our current product candidates and programs, including statements regarding the expected closing of the private placement, anticipated receipt and use of proceeds from the private placement, whether the conditions for the closing of the private placement will be satisfied, the filing of a registration statement or final prospectus, as applicable, to register the resale of the shares of Common Stock to be issued and sold in the private placement, the anticipated cash runway following closing of the private placement, and other information that is not historical information. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Lexeo believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements. These forward-looking statements are based upon current information available to the company as well as certain estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Lexeo’s filings with the SEC), many of which are beyond the company’s control and subject to change. Actual results could be materially different from those indicated by such forward looking statements as a result of many factors, including but not limited to: risks and uncertainties related to global macroeconomic conditions and related volatility; expectations regarding the initiation, progress, and expected results of Lexeo’s preclinical studies, clinical trials and research and development programs; the unpredictable relationship between preclinical study results and clinical study results; delays in submission of regulatory filings or failure to receive regulatory approval; liquidity and capital resources, including the anticipated closing of the private placement and anticipated runway extension; and other risks and uncertainties identified in Lexeo’s Quarterly Report of 10-Q for the quarterly period ended September 30, 2023, filed with the SEC on December 11, 2023, and subsequent future filings Lexeo may make with the SEC. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Lexeo claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Lexeo expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Media Response:

Carolyn Hawley

(619) 849-5382

carolyn.hawley@inizioevoke.com

Investor Response:

Laurence Watts
(619) 916-7620
laurence@gilmartinir.com